UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 18, 2010

AXION INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, NJ 07974
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 908-542-0888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2010, Marc Green resigned from the Board of Directors of Axion International Holdings, Inc. (the “Company”).  The resignation of Mr. Green was not a result of any disagreement with the Company, and Mr. Green will continue to serve as the Company’s President and Treasurer and as a director and as the President and Treasurer of the Company’s wholly owned subsidiary, Axion International, Inc.

On March 18, 2010, the Board of Directors of the Company appointed Bradley C. Love as a member of the Board of Directors.  Mr. Love was appointed to fill the vacancy created by the resignation of Marc Green.

Mr. Love, age 48,  has been self employed as an independent financial consultant.  During this period, he has provided financial consulting services to Regal Capital LLC, one of our management consultants. He also has been a registered representative with Bedminster Financial Group since August 2009.  From March 2003 until October 2008, Mr. Love was a Financial Advisor—Business Development with Wachovia Securities in McLean, Virginia.  He received a BBA in Business Management from The College of William and Mary in 1983.

In January 2009, we issued Mr. Love three year options to purchase 50,000 shares at $0.01 per share.  Mr. Love subsequently exercised these options.

In 2009, as a consultant to Regal Capital LLC, Mr. Love received compensation from Regal of $62,500 and warrants to purchase an aggregate of 138,281 shares of our common stock at an exercise price of $0.88 per shares.  Some of the warrants expire on December 31, 2013 and the others expire on December 11, 2014 and January 21, 2015.

In 2009, as a registered representative with Bedminster Financial Group, Mr. Love received $48,000 in commissions with regard to our private placement.

In June 2009, Mr. Love and his spouse loaned us $100,000 pursuant to an interest-free short-term promissory note (the “Note”).  As consideration for the loan we issued them a five year warrant to purchase 120,000 shares at $0.88 per share.  In September 2009, they rolled the principal amount of the Note into a$100,000 18-month convertible debenture. Interest under the debenture is 10% per annum (or 12% per annum if paid in stock at a conversion rate of $0.90 per share, at their discretion).  The conversion rate of the debenture is $0.90 per share.  The convertible debenture was issued together with five year warrants to purchase 100,000 shares at an exercise price of $0.90 per share.  As of the date hereof, $3,078 had been paid in interest under the debenture, and the principal amount of the debenture still owing was $100,000.

In September 2009, we entered into a financial consulting agreement with Mr. Love pursuant to which Mr. Love provides consulting services related to assistance with obtaining potential customers for our products in the U.S. and internationally, promoting the Company and its products to potential investors and identifying potential strategic partners, acquisition opportunities and joint venture partners for the expansion and development of our business and products.  The agreement was amended in March 2010 to provide for a five-year term.  Under the agreement, Mr. Love will receive five year warrants to purchase up to 360,000 shares of our common stock at an exercise price of $0.90 per share, exercisable over the term of the agreement at the rate of 72,000 shares per year.

A copy of the press release, dated March 19, 2010 related to the appointment of Mr. Love is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.        Financial Statements and Exhibits.

(c)   Exhibits:

99.1	Press Release dated March 19, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 19, 2010

AXION INTERNATIONAL HOLDINGS, INC.

/s/James Kerstein
Name: James Kerstein
Title: Chief Executive Officer